Contact: Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

Aames Financial Corporation Announces Successful Securitization and Whole Loan Sale
Appoints New Chief Financial Officer and New Director

LOS ANGELES, CA., April 9, 2001 Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, announced today the successful completion during the recently completed quarter-ended March 31, 2001 a $150 million securitization of fixed rate mortgages and the sale of approximately $365 million whole loan sales. The Company also announced the appointment of Ronald J. Nicolas, Jr. as Chief Financial Officer and Stephen E. Wall as a director.

Loan Securitization and Whole Loan Sale

The Company announced that it had successfully closed a $150 million securitization transaction of fixed rate mortgage loans. The Company sold the residual interest for cash to an affiliate of the Company's largest stockholder under its Residual Forward Sale Facility. The Company also sold the servicing rights in the transaction to an unaffiliated third party for cash.

The Company also announced that it successfully disposed of its adjustable rate and hybrid mortgage loan production through the sale of those loans in the secondary market for cash on a servicing-released basis.

"The securitization and whole-loan sale transactions for the March 31, 2001 quarter indicate that the Company can successfully compete in the market for asset-backed bonds with senior-subordinated credit enhancement structures," said John Kohler, Executive Vice President, Capital Markets and Secondary Marketing. "The Company was able to optimize its execution between the securitization and whole loan markets to achieve a favorable gain rate on the sale of all of its mortgage loans while at the same time minimizing the impact on cash flow and reserving capacity on its Residual Forward Sale Facility."

"I believe that the transactions in the March quarter demonstrate our ability to maximize opportunities to both securitize and sell our mortgage loans despite the ongoing difficulties in the marketplace," said A. Jay Meyerson, Chief Executive Officer.

Board and Management Appointments

The Company also announced that effective April 23, 2001 Ron J. Nicolas, Jr. was appointed as Executive Vice President and Chief Financial Officer, replacing James Huston who resigned and that Stephen E. Wall has been appointed to the Board of Directors of the Company, filling the vacancy created by the resignation from the Board of Directors of Georges C. St. Laurent, Jr. on February 15, 2001.

Mr. Nicolas has held various senior executive positions at KeyCorp since 1993. Most recent, Mr. Nicolas served as Executive Vice President and Group Finance Executive of KeyCorp's Retail, Internet, Operations and Information Technology Divisions. Prior to that time, Mr. Nicolas served as Executive Vice President and Chief Financial Officer of Key Bank USA, KeyCorp's consumer finance subsidiary. Prior to joining KeyCorp, Mr. Nicolas held senior poitions at Marine Midland Banks, Inc., Harte Hanks Direct Marketing and Harte Hanks Communications, Inc.

"Ron comes to Aames with 19 years of experience in the financial services industry," Meyerson said. "Ron will be responsible for leading the finance and accounting functions as well as developing and implementing strategic initiatives to solidify the Company's funding strategy, financial reporting and control and to help restructure the Company's business for long-term profitability."

Mr. Wall served in various capacities with KeyCorp and its predecessors from 1970 through 1999 when he retired. At the time of his retirement, Mr. Wall was Executive Vice President of KeyCorp and the Chairman, President and Chief Executive Officer of KeyBank National Association where he earlier served as a retail banking executive. Mr. Wall also served as Executive Vice President of Society Corporation and, before that Centran Corporation. Mr. Wall received a B.A. degree from the California State University at Long Beach.

"Steve is a former colleague of mine that has extensive background and experience in the financial services industry," said Meyerson. ""I am extremely honored that Steve will be joining our team and I look forward to working with him again."

The Company also announced that, in December 2000, Steven M. Gluckstern resigned from the Board of Directors and as Chairman. Mani A. Sadeghi, a member of the Board of Directors, was appointed as Chairman and Joseph R. Tomei was appointed to the Board of Directors.

Aames Financial Corporation is a leading home equity lender, and at December 31, 2000 operated 100 retail Aames Home Loan offices and 5 wholesale loan centers nationwide.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.